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                                                       EXHIBIT 4




PROSPECTUS

                        KOLLMORGEN CORPORATION

                             COMMON STOCK
                            Par Value $2.50
                        ______________________

                KOLLMORGEN 1991 LONG TERM INCENTIVE PLAN


     Kollmorgen Corporation (the"Company") is hereby offering up to 1,159,291 shares of its Common Stock, par value $2.50 per share (the "Common Stock") pursuant to the terms of the Kollmorgen 1991 Long Term Incentive Plan, as amended, ("the Plan") to such key employees (including officers and directors who are employees) of the Company and certain of its subsidiaries, issuable upon the (i) exercise of stock options, free standing stock appreciation rights and tandem stock appreciation rights, and (ii) the grant of restricted stocks and phantom shares. Such offering is made at the price and on the terms and conditions contained in an agreement entered into or to be entered into with each participant in the Plan.

     Persons who receive or purchase such Common Stock pursuant to the Plan may from time to time sell such shares on the New York Stock Exchange (the "NYSE"), at prevailing market prices and upon the payment of normal brokerage commissions for transactions effected on any of such Exchanges, subject to the requirement that any such sales that are effected by affiliates (as such term is defined under the General Rules and Regulations under the Securities Act) of the Company, and donees of such affiliates, must be made either pursuant to a separate prospectus prepared in accordance with the requirements of the Securities Act or pursuant to Rule 144 thereunder, unless otherwise exempt from the registration provisions of the Securities Act. No part of the proceeds of such resales will be received by the Company or any of its subsidiaries.

     The NYSE has authorized the listing, upon official notice of issuance, of the shares of the Common Stock to which this Prospectus relates.


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                  -------------------------------------
        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE
                  --------------------------------------

     Neither delivery of this document (and the document required to be delivered with this document pursuant to Rule 428(b)(2) under the Securities Act) nor any sale made under the Prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of the Prospectus or the dates as of which information is set forth therein. No person has been authorized to give any information or to make any representations, other than as contained in the Prospectus or in the documents incorporated by reference therein, in connection with the offer contained in the Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. The Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any state or other jurisdiction or to any person to whom it is unlawful to make such offer or solicitation.

                _____________________________________

            This date of this document is December 16, 1996

                _____________________________________


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             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the following documents heretofore filed by the Company with the Commission:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above;

     (c) the description of the Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" contained in the Company's Registration Statement on Form 8-A dated April 6, 1978, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, incorporated herein by reference are all documents hereafter filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold and such documents shall be deemed to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom this document is delivered, upon request of any such person, a copy of all or any of the foregoing documents incorporated herein by reference (other than exhibits to such documents) and any other document required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Written or telephone requests for the above documents, or for any other information regarding the Plan and the administration of the Plan, should be directed to Kollmorgen Corporation, 1601 Trapelo Road, Waltham, Massachusetts 02154, telephone (617) 890-5655, attention: Corporate Secretary.

GENERAL NATURE AND PURPOSE OF THE PLAN

     For the purposes of attracting and retaining key employees, the Company has had some form of stock based incentive plan since 1960. In April, 1991, the Personnel and Compensation Committee (the "Committee") recommended the Plan to the Company's Board of Directors, and the Directors unanimously approved the Plan subject to the approval of the Company's shareholders. At the Annual Meeting of Shareholders held on May 23, 1991, a majority of the Company's outstanding shares entitled to vote thereon approved the adoption of the Plan. At the Annual Meeting of Shareholders held on May 8, 1996, the Shareholders approved an amendment increasing the number of shares available to be issued under the the Plan by 300,000, for a total of 1,159,290 shares of the Company's Common Stock. The purpose of the Plan is to assist the Company in attracting and retaining qualified persons as key employees of the Company, its affiliates or subsidiaries, by giving them an opportunity to obtain a proprietary interest in the Company. Generally, the Plan provides for the award of shares of the Company's Common Stock, options to purchase such
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shares and various other rights with respect to such shares (collectively, the "Awards") to key employees of the Company, or one of its subsidiaries or affiliates as may be designated and selected by the Committee.

AMOUNT OF COMMON STOCK AVAILABLE UNDER THE PLAN

     A total of 1,159,291 shares of the Company's Common Stock are available to be issued under the Plan. A maximum of 700,000 shares will be issuable in connection with incentive stock options ("ISOs") qualified under the Internal Revenue Code of 1986, as amended (the "Code"). The foregoing limits do not affect the number of Awards which may be granted that are not payable in shares.

                           DESCRIPTION OF AWARDS

Stock Options and Stock Appreciation Rights

     The Plan permits the granting of stock options ("Options") and stock appreciation rights ("Stock Appreciation Rights") in tandem with the grant of Options ("Tandem Stock Appreciation Rights") and other Stock Appreciation Rights that are not granted in tandem with Options ("Free-Standing Stock Appreciation Right"). Options granted under the Plan will be designated at the time of grant as either ISOs or Options which do not qualify as ISOs ("NQOs"). Tandem Stock Appreciation Rights generally may be granted with the related Option or after the grant of such Option. However, Tandem Stock Appreciation Rights that are related to ISOs must be granted at the same time as such ISOs.

     At the time of grant of an Option or Stock Appreciation Right, the Committee will determine when such Award will vest and become exercisable and when such Award will expire. However, the expiration date may be no later than ten years from the date of grant.

     When an Option is granted, the Committee will designate a purchase price with respect to shares purchased when the Option is exercised (the "Option Price"). However, the Option Price with respect to an ISO may be no less than 100% of the fair market value of the shares covered by the ISO on the date that the ISO is granted. The Option Price will also serve as the base value to be used in calculating the value upon exercise of any Tandem Stock Appreciation Right issued in connection with such Option. Similarly, when a Free-Standing Stock Appreciation Right is granted, the Committee will designate an initial value (the "Initial Value") to be used in calculating the value upon exercise of any Free-Standing Stock Appreciation Right.

     The participant may pay the Option Price in cash, shares of Common Stock, other property or a combination thereof, in the discretion of the Committee.

     A Stock Appreciation Right will entitle the participant to receive cash from the Company in an amount equal to the total number of shares covered by the Stock Appreciation Right multiplied by the amount by which the fair market value of a share of Common Stock on the exercise date exceeds, in the case of a Tandem Stock Appreciation Right, the Option Price or, in the case of a Free-Standing Stock Appreciation Right, the Initial Value.
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     Alternatively, the Committee may elect to pay the participant in
Common Stock having a fair market value equal to the cash amount determined above, or in a combination of Common Stock and cash.

Restricted Shares

     The Plan permits the Committee to grant or offer for sale, at a price designated by the Committee, restricted shares of Common Stock ("Restricted Shares"). Payment of the purchase price, if applicable, may be made in cash, shares of Common Stock, other property or a combination thereof, in the discretion of the Committee. At the time of grant or sale, the Committee will designate when the Restricted Shares will vest and become unforfeitable. Upon the grant or sale of Restricted Shares, a certificate evidencing the appropriate number of shares of Common Stock will be issued in the participant's name. The Company will hold such shares on behalf of the participant until they vest. Once such shares have vested, the Company will deliver the certificate to the participant.

     The participant will be entitled to all rights of a shareholder with respect to such shares, including voting rights, except that the participant may not transfer or alienate such shares until they vest. Once such shares have vested, the participant may transfer them.

Phantom Shares

     The Plan permits the Committee to grant phantom shares ("Phantom Shares"). At the time of grant, the Committee will designate an Initial Value with respect to each Phantom Share. Each Phantom Share will entitle the participant to receive, on such date as the Committee may determine, an amount equal to the fair market value of a share of Common Stock as of such payment date (or such other measurement of value as may have been established by the Committee), less the Initial Value of such Phantom Share. However, the measure of value selected with respect to a Phantom Share may not produce a payment that would be greater than the fair market value of a share of Common Stock at the time of such payment. Payment by the Company with respect to Phantom Shares may be made in cash, Common Stock or a combination thereof, in the Committee's discretion.

Administration of Plan

     The Committee has full authority to administer the Plan, interpret its provisions and perform such other functions as are assigned to it under the Plan. No person, while a member of the Committee, will be eligible to receive an Award.

Award Agreement

     Each Award will be evidenced by an agreement between the participant and the Company. Such agreement will set forth the Option Price or Initial Value of the Award, if applicable, the vesting schedule of the Award, the treatment of the Award in the event of the termination of the participant's employment, provisions for the forfeiture of the Award, such other provisions, not inconsistent with the Plan, as the Committee may determine, and, in the case of officers (and directors), such other restrictions as the Committee deems advisable in order to preserve the
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exemptive relief afforded by Rule 16b-3 of the Securities Exchange Act of
1934, as amended ("Exchange Act"). It is also anticipated that the agreements may provide for the accelerated vesting or payment of Awards in the event of extraordinary corporate events, including a substantial change in the ownership or control of the Corporation. The Committee may, in its discretion provide that Awards shall not be transferable by the participant otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as such term is defined in ERISA, and shall be exercisable during the participants lifetime only by the participant.

Eligible Employees

     It is impossible at this time to determine who will be selected to receive Awards or the number of Awards that will be granted to any person or the number of Awards that would have been received during the Company's last fiscal year had the Plan then been in effect. It is expected, however, that each such determination will be made on the basis of an individual's present and potential contributions to the success of the Company.

Adjustments

     In the event of a merger, reorganization, stock split, stock dividend or any other event affecting the Company's Common Stock, the Committee may make such adjustments as it deems equitable to preserve for participants the benefits of Awards, including, but not limited to, adjusting the total number of shares available for Awards and the number of shares covered by outstanding Awards.

Term

     The Plan will terminate on the tenth anniversary of its adoption, except that Options and Stock Appreciation Rights then outstanding may continue to be exercised, Restricted Shares then outstanding will continue to vest, and Phantom Shares then outstanding will continue to be paid on the designated date.

     The Plan provides that the Board of Directors, at any time, may terminate, amend or modify the Plan in any respect, except that the Board may not take certain actions specified in the Plan without shareholder approval and no amendment may adversely affect the rights of a participant in an already granted Award without such participant's consent.

Resale Restrictions

     Shares of Common Stock acquired under the Plan by persons other than affiliates of the Corporation are not subject to any restrictions limiting their ability to resell such shares. However, affiliates of the Corporation, as defined in Rule 405 under the Securities Act of 1933, are not able to reoffer or resell shares acquired upon the Plan without first filing a registration statement with the Commission covering such reoffers or resales prepared in accordance with the Commission's applicable registration forms or exemptive relief or, in the alternative, complying with the provisions of Rule 144 under such Act.
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U.S. Federal Income Tax Effects

     The following is a summary of the federal income tax consequences upon the issuance and exercise of NQOs, ISOs, Stock Appreciation Rights, Phantom Shares and Restricted Shares under the Plan to participants and to the Company under the Code. In general, this summary is applicable only to participants who are citizens or residents of the United States and is for general information purposes only. The following discussion does not purport to be complete and does not cover, among other things, foreign, state and local tax treatment of participation in the Plan. Furthermore, differences in participants' financial situations may cause federal, state and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his own accountant, legal counsel or other financial advisor regarding the tax consequences of participation in the Plan.

     The Plan is neither subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor qualified under Section 401(a) of the Code.

NQOs

     The grant of a NQO will not result in the recognition of taxable income to the holder or in a deduction to the Company. Upon the exercise of a NQO, the participant, will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the Common Stock purchased over the exercise price. At the time of exercise of the NQO, the Company will be entitled to a deduction in such amount.

     If a participant disposes of any Common Stock received upon the exercise of a NQO, such participant will recognize a capital gain or loss equal to the difference between the fair market value of such Common Stock at the time ordinary income was realized and the amount realized on disposition of such Common Stock. The gain or loss will be either long-term or short-term, depending on the holding period. The Company is not entitled to any tax deduction in connection with such disposition of Common Stock. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

ISOs

     In general, no income will be recognized, for federal income tax purposes, by the participant and no deduction will be allowed to the Company at the time of the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the Common Stock on the date the ISO is exercised, however, will constitute a preference item for purposes of the alternative minimum tax. In computing alternative minimum taxable income in the year of disposition of Common Stock acquired through the exercise of an ISO, the basis of such Common Stock will be the fair market value on the date of exercise.

     When the Common Stock received on exercise of the ISO is sold, the participant will recognize long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the ISO
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relating to such Common Stock, provided that the Common Stock is held for more than two years from the date of grant of the Option and more than one year from the date of exercise. If the above-mentioned holding period requirements of the Code are not met, the subsequent sale of Common Stock received upon exercise of an ISO is a "disqualifying disposition." In general, the participant will recognize taxable income at the time of such disqualifying disposition as follows: (i) ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the Common Stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) capital gain or loss to the extent of any difference between the amount realized on such disqualifying disposition and the fair market value of the Common Stock on the date the ISO is exercised. Any capital gain or loss will be long-term or short-term depending upon the holding period of the Common Stock that is sold. Under these circumstances, the Company may claim a deduction at the time of the disqualifying disposition equal to the amount taxable to the participant as ordinary income. Certain additional rules apply if the exercise price of an ISO is paid in shares previously owned by the participant.

Stock Appreciation Rights

     The grant of a Stock Appreciation Right in connection with a NQO or ISO will not result in taxable income to the optionee or a deduction to the Company. In general, upon exercise of a Stock Appreciation Right, the optionee will recognize ordinary income for federal income tax purposes in the amount of any cash received plus the fair market value of any shares of Common Stock received. The Company is required to withhold income tax on amounts recognized as ordinary income, and is entitled to a tax deduction for the amount of income recognized by the optionee.

Restricted Shares

     Neither the grant nor the purchase of Restricted Shares will result in the recognition of taxable income to the holder or in a deduction to the Company. However, upon lapse of the restriction, the participant will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the Common Stock purchased over the designated purchase price. At the time of lapse of the restrictions, the Company will be entitled to a deduction in such amount. A special election can be made with the Internal Revenue Service within 30 days after purchase if the participant wishes to recognize ordinary income before the restrictions have lapsed.

     If a participant disposes of any Common Stock received upon the purchase of Restricted Shares, such participant will recognize a capital gain or loss equal to the difference between the fair market value of such Common Stock at the time ordinary income was realized and the amount realized on disposition of such Common Stock. The gain or loss will be either long-term or short-term, depending on the holding period. The Company is not entitled to any tax deduction in connection with such disposition of Common Stock.

Phantom Shares

     The grant of Phantom Shares will not result in the recognition of taxable income to the holder or in a deduction to the Company. Upon payment by the Company of the difference between the fair market value and the Initial Value of such Phantom Shares, the participant will recognize ordinary income for federal income tax purposes in the amount of such payment and the Company will be entitled to a tax deduction.

Withholding

     As a condition to the making of any Award, the vesting of any Award or the lapse of the restrictions pertaining thereto, the Company may, in the discretion of the Committee, require the participant to pay such sum to the Company as may be necessary to discharge the Company's obligations with respect to any taxes, assessment or other governmental charge imposed on property or income received by a Participant pursuant to the Plan. In the discretion of the Committee, such payment may be in the form of cash or other property. In the discretion of the Committee, the Company may make available for delivery a lesser number of shares, in satisfaction of such taxes, assessments or other governmental charges. At the discretion of the Committee, the Company may deduct or withhold from any payment or distribution to a participant whether or not pursuant to the Plan. In the discretion of the Committee, the Company may offer loans to participants to satisfy withholding requirements on such terms as the Committee may determine, which terms may be non-interest bearing.